U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2005

COFFEE PACIFICA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	333-10170-2	46-0466417
(State or other jurisdiction of incorporation or organization)	Commission File No	(IRS Employer Identification Number)

P.O. Box 95012, 8726 Barnard Street, Vancouver, B.C., Canada	V6P 6A6
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (604) 274 8004

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

Coffee Pacifica announced in a News Release dated March 23, 2005, that it has received an overall positive response from its present campaign to sign up more coffee farmers as green bean suppliers in Papua New Guinea. The goal is to improve our ability to secure a larger supply base and to increase our share of PNG coffee production. Certain key coffee growing regions are being developed from existing farmer database based on location of farms, number of producing trees, farm size in hectares, current production, potential future production, coffee species, variety and method of transportation. The areas identified for development are to strategically capture a larger share for Papua New Guinea coffee annual production consistent with the natural growth of our business.

Mr. Jon Yogiyo, Vice Chairman of Coffee Pacifica stated: "following my return from the United States and based on the premium prices previously paid by Coffee Pacifica a larger number of small coffee farmers are forming their co-operatives so they can now market their coffee direct through Coffee Pacifica".

During the past three months our strategic partner Papua New Guinea Coffee Growers Federation Ltd. ("PNGCGF") has increased its co-operative membership from 30,000 to 39,400 individual coffee farmers. PNGCGF is a strategic partner and a shareholder of Coffee Pacifica. PNGCGF's shareholders are co-operatives representing approximately 39,400 coffee growers organized in various co-operatives located throughout the coffee growing areas of PNG. The high quality premium-grade coffee produced by the co-operatives is pooled together by the PNGCGF and marketed by Coffee Pacifica.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

COFFEE PACIFICA, INC.

Date:     March 29, 2005                             /s/ Shailen Singh"

                                                                       Shailen Singh, President & CEO